EXHIBIT 23.2

Marcum & Kliegman LLP
Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Odyne Corporation on Form S-1/A, Amendment No. 1, (File No. 333-148247) of our report dated April 4, 2007 with respect to our audit of the consolidated financial statements of Odyne Corporation as of December 31, 2006 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

New York, New York
April 18, 2008